SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4/A
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         ROCKY MOUNTIAN POWER COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        COLORADO                   6500                84-0503585
(STATE OF INCORPORATION)    (PRIMARY STANDARD       (IRS EMPLOYER
                               INDUSTRIAL           INDENIFICATION
                             CLASSIFICATION             NUMBER)
                              CODE NUMER)

                       COMMISSION FILE NO.  333-88123

1358 5th Street Santa Monica CA             90401          (310) 823-8622
(Address of Principal Executive Offices)  (Zip Code)     (Telephone Number)

          Shawn F. Hackman, Esq., 3360 W. Sahara, Suite 200, NV 89102
                   (Name and address of agent for service)

                              (702) 732-2253
         (Telephone number, including area code, of agent for service)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date
                       of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


              SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1999

                              OFFER TO EXCHANGE
       SHARES OF COMMON STOCK REGISTERED UNDER THE ACT, FOR ANY AND ALL
                    OUTSTANDING SHARES OF COMMON STOCK
                     WHICH HAVE NOT BEEN SO REGISTERED
                                    OF
                       ROCKY MOUNTIAN POWER COMPANY


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          PACIFIC STANDARD TIME, ON OCTOBER 6, 1999, UNLESS EXTENDED

     ROCKY MOUNTIAN POWER COMPANY (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (which constitutes the "Exchange Offer"), to exchange of common stock of the Company (the "Shares").

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is September 30, 1999

     The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Shares in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Shares to be received in the Exchange Offer. Any person participating in the Exchange Offer who does not acquire the Exchange Shares in the ordinary course of business: (i) cannot rely on the above referenced no-action letters; (ii) cannot tender its Old Shares in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act.

     There has not previously been any active public market for the Shares. There can be no assurance that an active trading market for the New Shares will develop.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information With respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference
Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's web site (http://www.sec.gov.), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Rocky Mountain Power Company (File No. 333-88123) or MPEG Super Site, Inc. (File No. 000-24869) pursuant to the Exchange Act are incorporated by reference in this Prospectus: (i) ROCKY's Annual Report on Form 10-K for the year ended December 31, 1998; and (ii) MPEG's 10-Q for the Quarter ending June 30, 1999.

     In addition, all documents filed by ROCKY or MPEG with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date and prior to the termination of the Exchange Offer contemplated hereby shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE
NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS
(OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, ON WRITTEN OR ORAL REQUEST, FROM ROCKY MOUNTIAN POWER COMPANY, 1358 5th STREET, SANTA MONICA, CALIFORNIA 90401, TELEPHONE NUMBER (310) 823-8622;
ATTENTION: RANDALL J. LANHAM, ESQ., VICE PRESIDENT and GENERAL COUNSEL.


                                    SUMMARY

     THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE FINANCIAL STATEMENTS AND THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO THE "COMPANY" MEAN ROCKY MOUNTIAN POWER COMPANY AND ITS SUBSIDIARIES.


                                  THE COMPANY
GENERAL

     ROCKY MOUNTIAN POWER COMPANY

     The Company's principal executive offices are located at 1358 5TH Street, Santa Monica, California 90401. The Company's telephone number is (310) 823-8622.


                              THE EXCHANGE OFFER

Securities Offered..........  Up to 13,390,000 shares of
                              registered common stock for
                              13,900,000 shares of unregistered
                              common stock of Rocky Mountain
                              Power Company.  See "Description of Shares."

The Exchange Offer..........  The Company is offering to exchange 13,390,000 shares of registered common stock for
                              13,900,000 shares of unregistered
                              common stock of Rocky Mountain Power Company

Federal Income Tax
Considerations.............   The Exchange Offer will not result in any
                              income, gain or loss to the holders of Shares or the Company for federal income tax purposes. See "Federal Income Tax
                              Considerations."

Use of Proceeds.............   There will be no proceeds to the Company from
                               the exchange of New Shares for the Old Shares pursuant to the Exchange Offer.

Exchange Agent..............   Shawn F. Hackman, Esq. is serving as exchange
                               agent (the "Exchange Agent in connection with the Exchange Offer.


                   CONSEQUENCES OF EXCHANGING OR FAILURE TO
               EXCHANGE OLD SHARES PURSUANT TO THE EXCHANGE OFFER

     Generally, holders of Old Shares (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Shares for New Shares pursuant to the Exchange Offer may offer their New Shares for resale, resell their New Shares, and otherwise transfer their New Shares without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Shares are acquired in the ordinary course of the Holder's business, such holders have no arrangement with any person to participate in a distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-dealer who acquired Old Shares directly from the Company cannot exchange such Old Shares in the Exchange Offer. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Shares. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Shares prior to offering or selling such New Shares. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any registration rights with respect to such nontendered Old Shares, and accordingly, such old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer- -Consequences of Failure to Exchange."


                       SUMMARY DESCRIPTION OF THE SHARES

Issuer...................      ROCKY MOUNTIAN POWER COMPANY

Securities Offered.......      13,900,000 shares of registered common stock
                               of Rocky.


                                    RISK FACTORS

     Prospective participants in the Exchange Offer should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus. See "Risk Factors."


                                    RISK FACTORS

     THIS PROSPECTUS AND OTHER REPORTS AND STATEMENTS FILED BY
THE COMPANY FROM TIME TO TIME WITH THE COMMISSION (COLLECTIVELY,
"COMMISSION FILINGS") CONTAIN OR MAY CONTAIN FORWARD-LOOKING
STATEMENTS, SUCH AS STATEMENTS REGARDING THE COMPANY'S GROWTH
STRATEGY AND ANTICIPATED TRENDS IN THE INDUSTRIES AND ECONOMIES IN
WHICH THE COMPANY OPERATES. THESE FORWARD-LOOKING STATEMENTS ARE
BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A
NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATING TO THE COMPANY'S OPERATIONS AND RESULTS OF OPERATIONS, COMPETITIVE FACTORS, SHIFTS IN MARKET DEMAND, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING IN ADDITION TO THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS OR ANY COMMISSION FILING, UNCERTAINTIES WITH RESPECT TO CHANGES OR DEVELOPMENTS IN SOCIAL, BUSINESS, ECONOMIC, INDUSTRY, MARKET, LEGAL AND REGULATORY CIRCUMSTANCES AND CONDITIONS AND ACTIONS TAKEN OR OMITTED TO BE TAKEN BY THIRD PARTIES, INCLUDING THE COMPANY'S CONTRACTORS, CUSTOMERS, SUPPLIERS, COMPETITORS, STOCKHOLDERS, LEGISLATIVE, REGULATORY AND JUDICIAL AND OTHER GOVERNMENTAL AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY IN THIS PROSPECTUS OR
ANY COMMISSION FILING. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION
TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS
OR CIRCUMSTANCES. IN ADDITION TO THE OTHER INFORMATION CONTAINED
IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Shares that did not tender their Old Shares will not have any exchange rights under the Registration Rights Agreement with respect to such nontendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-Dealer who acquired Old Shares directly from the Company cannot exchange such Old Shares in the Exchange Offer. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Shares received in exchange for the Old Shares acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a certain period of time after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Shares may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Shares in any jurisdiction requested by the holders, subject to certain limitations.


EFFECTS OF THE ECONOMY ON THE COMPANY'S INTERNET BUSINESS

     The Company's business is impacted by the economic factors which affect the internet industry. When such factors adversely affect the internet industry, they tend to reduce the overall demand for internet sites and products. There can be no assurance that economic and other factors which may affect the internet industry will not have an adverse impact on the Company's business, financial condition or results of operations.


GOVERNMENT REGULATION

     The internet industry is highly regulated in the United States by the FCC and in other country by similar agencies. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.


FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition or results of operations.


RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found.
The Company does not maintain "key person" life insurance on the lives of its executive officers. See "Management."


COMPETITION

     The markets for the Company's product and services are extremely competitive, and the Company faces competition from a number of sources. Certain of the Company's competitors have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Business--Competition."


ABSENCE OF A PUBLIC MARKET FOR THE SHARES

     The New Shares will constitute a new issue of securitieswith no established trading market. Accordingly, no assurance can be given that an active public or other market will develop for the New Shares or as to the liquidity of or the trading market for the New Shares. If a trading market does not develop or is not maintained, holders of the New Shares may experience difficulty in reselling the New Shares or may be unable to sell them at all. If a market for the New Shares develops, any such market may be discontinued at any time.

     If a public trading market develops for the New Shares, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.


                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-dealer who acquired Old Shares directly from the Company can not exchange such Old Shares in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Shares cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus (which together constitute the Exchange Offer), the Company will accept any and all Old Shares validly tendered and not withdrawn prior to 5:00 p.m., Pacific Standard time, on the Expiration Date (as defined herein). The Company will issue a principal amount of New Shares in exchange for an equal principal amount of outstanding Old Shares tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Shares pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Shares for the New Shares (the "Exchange
Date") will be the first business day following the Expiration
Date or as soon as practicable thereafter.

     The terms of the New Shares and the Old Shares are substantially identical in all material respects.

     As of the date of this Prospectus, 13,390,000 of the Old Shares are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Shares. Holders of Old Shares do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Shares which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to be subject to transfer restrictions.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Company will accept all Old Shares properly tendered and not withdrawn and will issue New Shares in exchange therefor.
For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Shares for exchange when, as and if the Company had given oral or written notice thereof to the Exchange Agent.
The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Shares from the Company.

     Holders who tender Old Shares in the Exchange Offer will not be required to pay brokerage commissions or fees on, transfer taxes with respect to the exchange of Old Shares pursuant to the Exchange Offer. The
Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange
Offer. See "Fees and Expenses" below.


EXCHANGE AGENT

     Shawn F. Hackman, Esq., has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail, by hand or by Overnight Courier:

Shawn F. Hackman, Esq.
Shawn F. Hackman, a P.C.
3360 West Sahara Avenue, Suite 200
Las Vegas, Nevada  89102

By Facsimile:
Shawn F. Hackman, Esq.
(702) 940-4006

Confirm by Telephone:
(702) 732-2253


     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Company and its affiliates.


     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Shares to the Exchange Agent.

     The cash expenses of the Company to be incurred in connection with the Company's performance and completion of the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Shares pursuant to the Exchange Offer. If, however, certificates representing New Shares or Old Shares for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Shares tendered, or if tendered Old Shares are registered in the name of any person other than the person signing, if a transfer tax is imposed for any reason other than the exchange of Old Shares pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted the amount of such transfer taxes will be billed directly to such tendering holder.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any further exchange rights under the with respect to such nontendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old
Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.


     Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New
Shares. If any holder has any arrangement or understanding with respect to the distribution of the New Shares to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Shares. See "Plan of Distribution." The New Shares may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with.


OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of the Old Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any exchange rights with respect to such nontendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon.


     The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New
Shares in it ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Shares to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange
Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Shares to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Incorporated (available
June 5, 1999) and Exxon Capital Holdings Corporation (available May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


ACCOUNTING TREATMENT

     The New Shares will be recorded at the same carrying value as the Old Shares as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Shares.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS

     Rocky Mountain Power Co. (the "Company") was organized as a Colorado corporation on September 30, 1958. The Company is principally in the real estate ownership and rental business. The Company also invests in mortgage notes receivable and certificates of purchase related to real estate foreclosures. Certain statements in the Report are forward-looking. Actual results of future events could differ materially.

     The following discussion of the financial condition and results of operations of the Company relates to the three (3) months ended March
31, 1999 and 1998 and the nine (9) months ended March 31, 1999 and 1998, and should be read in conjunction with the financial statements and notes thereto included elsewhere in this Report. The Companywas a relatively inactive public shell corporation for the two years preceding the business combination with Prime Rate Investment
Management Enterprises, Inc. (PRIME) effective March 31, 1997.
Since the controlling shareholders of PRIME control RMPC after the business combination, the transaction was accounted for as a reverse acquisition. The financial statements of PRIME are presented in this filing since for accounting purposes PRIME is the acquiring entity. Effective April 30, 1997, PRIME was merged into RMPC with Prime Rate Income & Dividend Enterprises, Inc. (PRIDE), a wholly-owned subsidiary of PRIME becoming a wholly-owned subsidiary of RMPC. PRIDE is the operating company and RMPC is principally a holding company. The Company has selected June 30 as its fiscal year end.


RESULTS OF OPERATIONS

     Revenue for the three and nine month periods ended March 31, 1999 decreased from the three and nine month periods ended March 31, 1998 as follows:

                                 1998        1999      Decrease
                               --------    --------    --------
Three Months Ended March 31,   $144,584    $ 48,855    $ 95,729

Nine Months Ended March 31,    $268,258    $136,799    $131,459

     Revenue decreased principally due to gains recognized on disposition of assets. Gains recognized totaled $82,809 for the nine month period ended March 31, 1998 as compared to $2,800 for the nine month period ended March 31, 1999. Revenue also decreased due to a change in the Company's business whereby it no longer does property inspections.
The revenue for property inspections totaled $27,769 and $50,969 during the three and nine month periods ended March 31, 1998.
The Company had no income from property inspections during the three and nine month periods ended March 31, 1999. Rent income during the nine month period ended March 31, 1999 was $14,910 as compared to $23,095 during the nine month period ended March 31, 1998, a decrease of $8,385 due to a decrease in rental real estate owned.

     Operating expenses were $58,785 during the three month period ended March 31, 1998 as compared to $10,100 during the three month period ended March 31, 1999. Operating expenses were $160,672 during the nine month period ended March 31, 1998 as compared to $33,355 during the nine month period ended March 31, 1999. Operating expenses decreased principally due to the ground lease cost of the Racquetball/Health Club facility which totaled $9,705 and $23,366 during the three and nine month periods ended March 31, 1998, respectively, and due to the decrease in contract services paid for property inspections.

     Net income after provision for income taxes amounted to $23,847 during the three month period ended March 31, 1999 as compared to $70,151 during the three month period ended March 31, 1998, a decrease of $46,304.

     Net income after provision for income for the nine month period ended March 31, 1999 was $66,046 as compared to $87,581 during the nine month period ended March 31, 1998, a decrease of $21,535.


LIQUIDITY AND CAPITAL RESOURCES

     Working capital was $1,014,605 at March 31, 1999 as compared to 953,149 at June 30, 1998. The Company's stockholders' equity was $2,086,095 at March 31, 1999 as compared to $2,016,549 at June
30, 1998. The increase in stockholders' equity related principally to the net income recognized for the nine months ended March 31, 1999.

     The Company has made no commitments that would require any material increase in capital resources. The Company's financial condition has not been affected by the modest inflation of the recent past.
The Company believes that future inflation, if any, would not materially affect the results of operations, other than interest rates on the line of credit which are based on a floating rate over prime would be higher. Also the values and rental rates on the Company's real estate could be affected by future inflation, in any.

     The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk purchases. A small portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     As a result of the Merger with MPEG, the previous assets, liabilities and subsidiaries have been spun out of Rocky.

     As a result of the proposed Merger with MPEG, the Company will incur certain charges relating primarily to the costs associated with the completion of the Merger. These costs will be taken as incurred in quarters prior to the completion of the Merger, with the balance incurred in the fiscal quarter in which the Merger closes. The Company also believes that the combination of the Company and MPEG will allow the combined entity to receive the benefit of certain synergies.

     The Company and MPEG are co-registrants of the Company's Registration Statement on Form S-4 (file no. 333-88123), of which this Prospectus forms a part. As a result, the Company and MPEG will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") upon the effectiveness of the Registration Statement.

     So long as the factors set forth in the paragraph immediately above remain true and correct, under applicable SEC rules and regulations, the Company believes that MPEG will not need to individually comply with the reporting requirements of the Exchange Act, nor will the Company have to include separate financial statements and other disclosures concerning each of the Subsidiary Guarantors in its Exchange Act reports.


                                   BUSINESS

GENERAL

      Rocky Mountain Power Co. (RMPC) is a corporation which was formed under the laws of the State of Colorado on September 30, 1958. The Articles of Incorporation of the Company authorize it to issue 100,000,000 shares of common stock with $.05 per share par value and 200,000 shares of preferred stock with a par value of $25.00 per share.

     RMPC has approximately 439 shareholders.

     The RMPC common stock is traded on the NASDAQ Bulletin Board under the symbol RMPC.

     The principal executive offices of the Company are located at 12835 E. Arapahoe Road, T-II, #110, Englewood, Colorado 80112, and the Company's telephone number is (303) 792-2466.

     The Company has selected June 30 as its fiscal year end.


RECENT DEVELOPMENTS

None.


DESCRIPTION OF BUSINESS

     RMPC's wholly owned subsidiary Prime Rate Income & Dividend
Enterprises, Inc. (PRIDE), is principally in the real estate investment business. PRIDE also is in the business of investing in foreclosure sale real estate certificates of purchase in the enver Metropolitan area. PRIDE acquires the certificates of purchase by bidding at foreclosure sales. Under Colorado Statutes, there is generally a minimum redemption period of seventy-five (75) days whereby the property owner can redeem the foreclosed property by paying the certificate of purchase balance bid price plus interest at the rate specified on the mortgage note, plus reimbursement of certain costs and expenses incurred by the holder of the certificate of purchase during the redemption period. If the former property owner fails to redeem the property, then junior lienholders have a right to redeem. If the property is not redeemed, the holder of the certificate of purchase will be granted title to the property. It is PRIDE's investment policy to invest in certificates of purchase that have sufficient equity such that it is likely that the property will be redeemed.

     As of June 30, 1999 the Company had $906,464 invested in mortgage notes receivable. The Company's investments in mortgage loans are collateralized principally by deeds of trust on real estate located primarily in Colorado, California and Arizona. As of June 30, 1999, the Company had seven mortgage loans receivable from one individual totaling approximately $87,243. The loans as a percentage of value of the real estate collateral were approximately 90% at the time of sale. The Company also had, as of June 30, 1999 17 mortgage loans reciveable from another non-affiliated individual totaling approximately $565,497. The second individual's loans as a percentage of value of the real estate collateral were approximately 100% at the time of sale but, as additional collateral for the loans receivable from this individual, the Company has a junior lien on another property owned by this individual. These mortgage loans to the two individuals are a material concentration of credit risk.


THE MARKET OPPORTUNITY

     The market opportunity for investments in foreclosure real estate certificates of purchase varies depending upon such factors as interest rates, general economic conditions and real estate construction costs. The Company markets its real estate generally through listings with real estate brokers.


COMPETITION

     PRIME's real estate business is highly competitive. There are thousands of real estate investors in the United States of America that are investing in similar rental properties. The level of competition in the acquisition, sale and renting of real estate properties is effected by economic conditions in the area as well as interest rates available to borrowers. PRIME's business of investing in certificates of purchase is also highly competitive since there is open bidding allowed on all real estate foreclosures. Typically at the foreclosure sales, there will be between five and twenty individuals in attendance and between three and seven actual bidders in addition to the foreclosing lenders bidding on the properties collateralizing their loans.


EMPLOYEES

     The Company has no full time employees. Mr. Michael L. Schumacher, the Company's President, Mr. George A. Powell, the Company's Vice President and Mr. James D. Phelps, the Company's Secretary devote approximately 25%, 50% and 1% respectively, of their time to the Company's business. The real estate properties are managed by various independent property management companies.


DESCRIPTION OF PROPERTY

     (a) PRIDE and RMPC currently use minimal office space and facilities provided at no cost by the Company's President.

     (b) PRIDE and its subsidiaries invest in real estate and real estate mortgages primarily for rental and interest income.
By investing in real estate that provides current income plus the opportunity of long-term capital gains, the Company is attempting to realize reasonable current operating income plus a potential hedge against long-term inflation. Historically residential real estate values have appreciated at least equal to the inflation rate, but there can be no assurance of future appreciation. The Company has no limitations or policies on the percentage of assets which may be invested in any one investment, or type of investment.

          (1) The Company may invest in any type of real estate but currently principally has investments in residential rental houses. The Company also owns one residential condominium and thirteen residential lots. The Company engages independent property management companies to manage the rental properties. The property management companies find tenants, collect the rent and pay certain expenses on the Company's behalf and remit net rent monthly to the Company. The Company has financed its real estate acquisitions with its own capital plus assumption of exsisting loans on properties or owner carry back loans on properties. The Company has no limitation policy on the number or amount of mortgages which may be placed on any one piece of property. Appropriateness of real estate investments and related financing decisions are determined by the officers of the Company.

          (2) The Company's investments in mortgage loans are principally loans carried back on properties sold. Management has no current plans to actively invest in mortgage loans other than those related to properties sold by the Company.

          (3) The Company has and may continue to provide carry back loans on properties equal to 100% of the sales price of properties if adequate additional collateral is provided.

          (4) The Company currently has no investments and no plans to invest in securities of or interests in persons primarily engaged in real estate activities.

     (c) As of June 30, 1999, the Company had no investments in real estate which amounted to ten percent or more of the total assets of the Company.

     The Company has approximately $241,000 invested in other real estate.

Generally summarized as follows:

Description

     Three acres of land with a rental home on the property located in Oakhurst, California, near Yosemite National Park.
This property is zoned for multiple family housing.

     Thirteen residential lots located in Nebraska, Arkansas,
Florida and North Dakota:
                                      $    160,000
                                            81,000
                                      ------------
                                      $    241,000
                                      ============

     All of the above properties are free and clear of encumbrances.
 The rental house has an annual lease. There are no options or contracts related to the sale of any of the properties owned by the Company. There are no plans for renovation, improvement or development of any of the properties owned. The Company intends to hold the residential rental property for its current income production and also for the possibility of long-term capital gains. Management believes that all properties have adequate insurance coverage. The residential rental property has had vacancies of less than 5% during the last two years.

Legal Proceedings

     RMPC is not party to any material legal proceeding, nor is the Company's property the subject of any material legal proceeding.

Submission of Matters to a Vote of Security Holders

     None during the year ended June 30, 1999.


GOVERNMENT REGULATION AND TRACEABILITY

     The internet industry is highly regulated in the United States by the FCC and in other country by similar agencies. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.


PROPOSED MERGER WITH MPEG

     On September 24, 1999, the Company entered into the Merger
Ascquisition Agreement with MPEG. Pursuant to the Agreement, upon consummation of the Merger Acquisition, MPEG will become a wholly-owned subsidiary of the Company.

     Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of MPEG Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive, and will be exchangeable for one (1) share of the Company's Common Stock. Based on 13.390,000 shares of MPEG common stock outstanding at September 24, 1999 the Company will issue 13,390,000 shares of its authorized but unissued stock in the Merger which will represent 94% of the total shares of Common Stock to be outstanding immediately following the Merger.

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including the approval of the Merger by the shareholders of MPEG and the Company. In connection with the execution of the Merger Agreement, holders of MPEG common stock owning in excess of 51% of MPEG's outstanding common stock entered into an agreement to vote their shares in favor of the Merger. On the same date, shareholders of the Company holding in excess of 51% of the Company's common stock entered into a voting agreement to vote their shares in favor of the Merger.

     The Company believes that the Merger will create a combined entity that should help the Company achieve the strategic goals which it has established.


                                        MANAGEMENT

BOARD OF DIRECTORS

     The Articles of Incorporation and By-laws of the Company presently provide for a Board of Directors.

NAME                      AGE      POSITION(S)

Michael L. Schumacher      50      President and Director

George A. Powell           72      Vice President and Director

James D. Phelps            59      Secretary and Treasurer

Robert S. Benham           56      Director

Robert F. Moreland         58      Director

Norman L. Horsfield        74      Director

Peter Porath               68      Director


COMPENSATION OF DIRECTORS

     There is no annual retainer fee for the directors.
Directors are entitled to reimbursement for costs related to attendance at meetings and travel.


EXECUTIVE OFFICERS

     The following list reflects the executive officers of the Company, as of this date, the capacity in which they serve the Company, and when they assumed office:


BUSINESS EXPERIENCE

     Michael L. Schumacher has been a director and president of RMPC since October 31, 1996. He also has been a director and president of PRIME and its subsidiaries since inception, May 1, 1995.
Mr. Schumacher was previously, until 1995, a director and president of Universal Capital Corporation and High Hopes, Inc., both public reporting companies. Universal Capital Corporation was an inactive public shell and High Hopes, Inc. was a real estate investment company while Mr. Schumacher was serving as president and director. Mr. Schumacher is the director and President of Schumacher & Associates, Inc., a certified public accounting firm located in Englewood, Colorado that provides audit services, principally to public companies on a national basis throughout the U.S.A. Mr. Schumacher is a Certified Public Accountant, Certified Management Accountant and an Accredited Financial Planning Specialist.
Mr. Schumacher has a bachelors degree in Business Administration with a major in accounting from the University of Nebraska at Kearney and a Masters in Business Administration from the University of Colorado.

     George A. Powell has been a director and vice president of RMPC since October, 1996. He also has been a director and vice president of PRIME and its subsidiaries since October, 1996. Mr. Powell was previously a director and president of Continental Investors Life, Inc., a public reporting insurance company. Since Mr. Powell's retirement from the insurance business in 1988, he has been self-employed as a business consultant.

     James D. Phelps has been secretary of RMPC since 1992 and a director since 1997. Mr. Phelps also serves as a board member on the City of Englewood Police Pension Board. Mr. Phelps is temporarily serving as president-treasurer of Mountain Specialists Limited and for the past ten years has been self employed as a consultant/accountant for various clients in the Denver metropolitan area.

     Robert S. Benham has been a director of RMPC since 1996. Until 1994, Mr. Benham served as a receiver for the State of Colorado, Division of Insurance, for various insurance company receivership and liquidation proceedings. Mr. Benham is currently a director and president of Robert S. Benham & Associates, Inc. (DBA Bookworld, Inc.) in the rare and collectible book business in Aurora, Colorado. Mr. Benham has a bachelors degree in accounting
and finance from the University of Denver.   Mr. Benham previously was a
licensed real estate broker.

     Robert F. Moreland has been a director of RMPC since 1989. Mr. Moreland was also president of RMPC from 1992 through October, 1996. Mr. Moreland is currently employed by the State of Texas General Land Office. Mr. Moreland is a graduate of Louisiana State University and Southern Methodist University School of Law, and is a member of the Colorado and Texas state bars.

     Norman L. Horsfield has been a director of RMPC since 1982.
Mr. Horsfield has a degree from England in Electrical Engineering and has retired as an electrical engineer with English Electric Corporation.

     Peter Porath has been a director of RMPC since 1997. Mr.
Porath has a Bachelor's Degree from 1998. RIPON College and an L.L.B. degree from DePaul University. Mr. Porath is currently President of Dunhill Sports,
a private company in the sports products industry.   Mr. Porath was
previously President of Vacation Ownership Marketing, a real estate development company. Mr. Porath also was previously Vice-president of Investment Corporation of Florida, a real estate development company that developed the City of Wellington, Florida and Palm Beach Polo Club.


FAMILY RELATIONSHIPS

     There are no family relationships between or among any of the directors and executive officers of the Company.


EXECUTIVE COMPENSATION

     No executive compensation has been paid to any of the officers and directors.


EMPLOYMENT AGREEMENTS

     The company does not currently have any employment agreements with any of its employees.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, certain information regarding the the Company Common Stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding the Company Common Stock; (ii) each of the the Company directors and named executive officers; and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, the address for each beneficial owner is c/o ROCKY MOUNTIAN POWER COMPANY, 1358 5th Street,
Santa Monica, California 90401.


Name and Address                  Amount and Nature        Percent
of Beneficial Holder              of Beneficial            Ownership

Michael L. Schumacher (1)         234,552 shares           38.520%
12835 E. Arapahoe, T-II, #110
Englewood, CO   80112

Terry and Susan R. Seipelt        52,959 shares            8.697%
11330 North Scioto Avenue
Oro Valley, AZ   85737

Jackie Sanders                   68,304 shares            11.217%
1301 Electric Avenue
Seal Beach, CA    90740

Harold L.  Morris  (2)           132,548 shares           21.767%
3991 MacArthur Blvd. #100
Newport Beach, CA   92660

George A. Powell                   1,284 shares            2.109%
Vice President and Director
7333 S. Fillmore Circle
Littleton, CO 80122

Norman L. Horsfield                1,128 shares            1.852%
Director
2567 Wilt Road
Fallbrook, CA   92028

James D. Phelps                      410 shares             .067%
Secretary and Director
4735 S. Kalamath Street
Englewood, CO 80110

Robert S. Benham                     628 shares            .103%
Director
9273 E. Eastman Place
Denver, CO 80231

Robert F. Moreland                   469 shares            .077%
Director
12 Parrot Trail
Round Rock, TX 78681

Peter Porath                         335 shares            .055%
Director
12773 Forest Hill Blvd. #209
Wellington, FL 33414

Officers and directors as a      238,806 shares          39.218%
group (1)


Michael L. Schumacher owns 628 shares individually. In addition, Mr. Schumacher, President and Director of RMPC and his spouse Zona R.
Schumacher are the sole beneficiaries of the Schumacher & Associates, Inc. Money Purchase Plan & Trust (Schumacher Plan) which owns 230,399 shares of RMPC. Shares owned by the Schumacher Plan are considered to be beneficially owned by Mr. Schumacher. Mr. Schumacher's beneficial ownership also includes the following shares to be owned by certain relatives of Mr. Schumacher:

Owner                          Relationship         Number of Shares

Zona Schumacher                Spouse                    493
Jada Schumacher                Daughter                  512
Spencer Schumacher             Son                       512
Quinn Schumacher               Son                       512
Ralph and Alma Schumacher      Parents                   183
Roberta and Timothy Weiss      Sister and her spouse     164
Constance and Gary Novak       Sister and her spouse     164
Cynthia and Greg Becker        Sister and her spouse     164
Katheryn and Ken Zeeb          Sister-in-law and
                                 her spouse              164
Lowell and Ginett Janssen      Brother-in-law and
                                 his spouse              329
Warren and Cathy Janssen       Brother-in-law and
                                 his spouse              164
Rachel and Charles Paprocki    Sister-in-law and
                                 her spouse              164

                     Total                             3,525

Mr. Schumacher disclaims beneficial ownership of an additional 76,703 shares held by the Plan as collateral for promissory notes totaling approximately $275,000 including accrued interest at June 30, 1999.
The promissory notes are nonrecourse, bear interest at 8% per annum and are totally due January 6, 2000. Failure to collect the note balances and accrued interest at that time would result in the Schumacher Plan obtaining ownership of the 76,703 additional shares.

(2) Harold L. Morris individually owns 64,399 shares of RMPC. In addition, Harold L. Morris and his spouse, Connie Morris are the sole beneficiaries of the Harold L. Morris Profit Sharing Plan which owns 34,978 shares of RMPC. Applegates Landing I, a Harold L. Morris family partnership owns 24,299 shares. Professional Investors, a Utah Limited Partnership, of which Mr. Morris is a partner, owns 1,679 shares. Mr. Morris' beneficial ownership also includes the following shares owned by certain relatives:

Owner                     Relationship             Number of Shares

Debra L. Morris           Daughter                        4,796
Gary A. Morris            Brother                         2,397
                                                          -----
                                       Total              7,193
                                                          =====

Mr. Morris disclaims beneficial ownership of an additional 68,222 shares held by Mr. Morris, or entities controlled by him, as collateral for promissory notes, totaling approximately $251,000 including accrued interest at June 30, 1999. The promissory notes are nonrecourse, bear interest at 8% per annum and are totally due January 6, 2000. Failure to collect the note balances and accrued interest would result in Mr. Morris, or entities controlled by him, obtaining ownership of the additional 68,222 shares.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There are no relationships related transactions reportable under this section.


DESCRIPTION OF OTHER INDEBTEDNESS

     None.

                           MPEG SUPER SITE, INC.
                                 BUSINESS

BUSINESS DESCRIPTION

     MPEG Super Site, Inc. will provide a dynamic, comprehensive, music website that will be the measuring stick for all future websites. Utilizing the company's vast experience in the music industry, MPEG Super Site, Inc will be an independent record label on the internet, discovering, developing and promoting new artists in all the major genres. MPEG Super Site, Inc. is committed to signing the artists who have the ability to fulfill the niche market of the Internet generation. By becoming a major music portal and incorporating free downloadable music, providing exclusive news, concert information and album reviews on today's hottest musical acts, producing state of the art webcasts of special events on a global scale and providing a forum for direct interaction between artist and their fan base, into a website that is sophisticated yet user friendly. MPEG Super Site, Inc. is poised to redefine the way we purchase and listen to music into the next millenium.

     MPEG Super Site, Inc. will complement its internet development with more traditional lines of business. A full service management company, representing both new and established musical artists, television and motion picture directors and choreographers, songwriters, producers and celebrities. Film production, MPEG Super Site, Inc. is currently evaluating several production deals with high profile, established production companies for both television and theatrical release. The company is the exclusive booking agent for several major properties in Las Vegas and Atlantic City. The company plans to support the sales of music CD's via the internet with traditional record distribution. The company is currently evaluating opportunities with several international distributors.

     MPEG Super Site, Inc. will fuel the increasing popularity of events that are broadcast over the internet. Concerts via pay-per-view webcasts are a natural fit. MPEG Super Site, Inc. is currently evaluating complementary opportunities such as extreme sports. Board sports such as snowboarding skateboarding and surfing create a dynamic synergy with music, especially since the demographics are similar. Ultimate fighting, the "No Holds Barred" style competition is a special event that shows promise for a pay per view webcast. MPEG Super Site, Inc. will offer webcasts with family oriented themes as well as those that are more adult oriented.


MISSION STATEMENT

     MPEG Super Site, Inc., will be the comprehensive internet record label. Providing the best quality content at a fair and competitive price. MPEG Super Site, Inc. is positioning itself to be a major player in the digital music revolution. And by creating content in other related areas, it will truly be a super site.


STRATEGIC ELEMENTS

ACCESSABILITY  Via the world wide web, consumers can listen, download and purchase music at their convenience, 24 hours a day.

IMMEDIATE      Music, through traditional record labels, can take
               months, sometimes years, before the consumer becomes aware. With MPEG Super Site, Inc., exposure is instantaneous on a global scale.

COST EFFECTIVE The internet offers an effective vehicle to
               promote and sell music at a much lower cost.

OPPORTUNITY    MPEG Super Site, Inc. will offer its artists a
               royalty structure that is dramatically more favorable. The music will be supported with effective marketing, advertising and promotion on a global scale.

CONTENT MPEG Super Site, Inc. will offer exclusive music news, interviews, video and audio on today's most popular musical artists.

STRATEGIC ALLIANCES

     Through vast industry relations and contacts, MPEG Super Site, Inc. has the opportunity to secure and quickly establish these entertainment products into the stream of commerce via the Internet. The founders of MPEG Super Site, Inc. are instantly recognized in the industry and will help MPEG Super Site, Inc. quickly emerge as an important leader on the national and international business scene.

COMPANY LOCATION

     MPEG Super Site, Inc, will be headquartered in Santa Monica,
California. The area is home to numerous internet companies as well as some of the most respected record companies in the industry.

PRODUCTS

RECORD LABEL/WEBSITE

     ECHOPOP. The Sound of a New Revolution. Free downloads of songs from all musical genres; Rock, Alternative, Hip-Hop, Country, Heavy Metal and Gospel. The consumer can come to the site and listen to thousands of sample tracks. There is no doubt that free music, sells music. The driving force behind all successful websites is CONTENT. In addition to the music at EchoPop, there will be exclusive interviews and articles, in both text and real audio. Candid reviews from some of the most respected critics in the industry, covering new albums and concerts. As well as concert information. The concept of a collaboration experience for the site is very important in building the future music community. Anyone who can download music can play along with the artists. This could mean the creation of an entirely different music experience that would allow the artist and fan to jam together. These sessions could then be uploaded to a special section of the site and downloaded by other fans and even the artist directly. It is the 1999 version of Karaoke, instead of singing in a bar you perform with the group. Merchandise and Memorabilia will also be available for sale at the site. The site will appeal to the most hardcore music aficionado to the casual listener, there will be something for everyone. Visit www.echopop.com now.


EXTREME SPORTS

     Currently, the MPEG Super Site has a alliance with www.skatesurfsnow.com, which is a major portal for extreme sports. The MPEG Super Site and skatesurfsun.com are already working together to create cross promotions to increase sales and traffic for both sites. Through this alliances we expect to route traffic to the MPEG Super Site. The demographics of the extreme sport enthusiast and the music fan is similar creating an obvious choice for cross marketing opportunities. Additionally, MPEG Super Site, Inc. is currently in negotiations to produce a series of "No Holds Barred" fighting tournaments. The initial tournament is currently scheduled in Osaka,Japan early next year, with more tournaments in the planning stages. The tournaments will be offered through pay per view.

FILM

     In the entertainment community family films/video and children's programming has been a stronghold for consistent revenue generating projects. Family/children audiences mean repeat viewing as they can be shown year after year; on holidays and to each new generation of children. Nickelodeon, for example, launched in 1979 to a few hardy cable subscribers in Buffalo, NY, Gotham and Columbus, OH. In 1985 the network went 24 hours with the launch of Nick at Nite. Today Nickelodeon is seen in seen in some 73 million households in the US and has established a presence in more that 100 countries. MPEG Super Site is the natural progression from cable to the Internet. Offering the American family real time viewing of wholesome entertainment at the click of a mouse. The MPEG Super Site has entered into a joint venture arrangement with a well know TV personality/producer to produce films for this niche market. Currently, MPEG Super Site, Inc. is in pre-production in a number of projects that will be offered through the MPEG Super Site as well as normal channels of distribution, such as theatrical release, network television, cable television, video and DVD.


SPECIAL EVENTS

     MPEG Super Site, Inc. is very close to finalizing an exclusive New Year's Eve extravaganza featuring one of today's hottest musical acts. This international star had a phenomenal 1999, winning multiple music awards and selling millions of CD's. The show will kick-off the new millennium for one of Las Vegas' newest five-star hotels. The show will be invitation only and not available to the general public, but can be seen at MPEG Super Site.

MANAGEMENT

     Because of management's vast experience in the music and entertainment industry, opportunities to guide a young artists career or revamp a once successful career of a veteran artist arise constantly. MPEG Super Site, Inc. will be very selective on each and every endeavor. From special events to concert tours, from movies to speaking engagements, MPEG has the resources to provide the utmost professional representation in the industry.

WEBCAST

     Special Events, Concerts, Feature Films and Extreme Sports will be the focus of MPEG Super Site, Inc.'s webcast schedule. As the internet continues to explode at a rapid pace, and as technology in real time audio and video become highly refined, webcasts are going to be a snowball that you cannot stop. Webcasts will do for the internet what cable did for television. The public wants a choice, they want a variety of quality entertainment.

COMPETITIVE ANALYSIS

     There is no question that competition exists in internet music. The criticism has been that the other companies do not know the music industry. The management of MPEG Super Site, Inc. has worked in all facets of the music industry, from production to marketing to management to concert booking. MPEG Super Site, Inc. executives have worked with many of the icons in the music industry. Because of this lack of industry experience, many artists on competing sites have been very critical. Complaining that their songs have been downloaded thousands of times, but have yet to sell a single CD. The poor results are due to improper marketing or no marketing at all, a direct reflection of lack of experience. Another criticism has been that these sites are filled with poor music, that quantity above quality is the mode of operation. MPEG Super Site, Inc., will combine its industry relationships with a grass roots approach to bring only quality music to its site and therefore not alienate its consumer base.

MARKETING STRATEGY

     MPEG Super Site, Inc.'s overall marketing strategy will be to highlight the most comprehensive music website on the internet, and to promote its availability, quality and clean straight forward approach. Consumers will be reached through a cost efficient advertising and promotion campaign that will include; publications, radio, flyers, special events, local newspapers and other websites. Music magazines and radio are both a natural vehicle. Some of the magazines being considered are Rolling Stone, RayGun and Spin.

     Through all its complementary lines of business, cross marketing opportunities are endless. MPEG Super Site, Inc. will be able to enhance its marketing on the internet with live performances in many of the predominate venues locally, nationally and internationally.

     In addition, with the direct link to the end user, MPEG Super Site, Inc. will be able to gather an invaluable amount of consumer information by utilizing both direct and indirect research methodologies. The MPEG Super Site will be able to provide management with a particular band's popularity, who is its major demographic age group, that age groups buying power, etc. This will enable the company to filter and find the right acts to sign and promote online and eventually through more traditional channels of distribution

PRICING STRATEGY

     Standard Pricing for CD's available for purchase at the site will be from $8.99 to $12.99. There will be a nominal charge for shipping. For webcast pay per views, the price depends on the
event.   The range of retail prices will be from $10 to $50.

     Security and Payment.   MPEG Super Site, Inc. will utilize
the latest in Internet technology to protect its customers. Offering its viewers the ability to pay by any number of credit cards over the Internet using encrypted codes and cybercash security.


DISTRIBUTION STRATEGY

     Distribution will be three-fold. Ecommerce via the internet will be first. Next will be through traditional retail channels such as; Tower Records, The Wherehouse, Best Buy and Wal Mart. Additional distribution will be accomplished through special events, live appearances and other promotional activities.

TECHNOLOGY

     MP3 or Motion Picture Expert Group Level Three is currently the most widely accepted compressed file, music format. There is no risk that the music industry would regard online music as a passing fad; it has already started exploiting the technology. For example, Sony has planned to make more than four thousand (4,000) albums available to download on demand in US stores. Also, several of the major electronic manufacturers have developed MP3 players, Sony, Sanyo and Diamond to name a few. MPEG Super Site, Inc. is a content company, not a software or technology company. Therefore maintaining the versatility and flexibility to adapt to the ever changing technologies of the world wide web.

     Analog transmitting has not previously permitted an exceptional real time viewing of TV quality picture. However, with recent developments in technology a digital quality picture may be viewed any where in the world, via satellite transmissions. The advent of digital technology combined with the Internet has introduced an era of low overhead/ low entry fee broadcasting of real time programs. To accommodate expanded channel capacity and meet the demands for Internet access, many cable operators have been converting to fiber-optic lines. The expansion in cable carrying capacity makes the entertainment world easily accessible and possibilities boundless.


BOARD OF DIRECTORS

Name                         Age        Position(s)

Joseph S. Muto               57         President and Director

Kunimitsu Misawa             44         Director

Bruce M. Tomiyama            39         Secretary, Treasurer and Director


                             MANAGEMENT

KUNIMITSU MISAWA

International entertainment expert with over twenty-one (21) years experience in the business. As an executive with several entertainment companies, Mr. Misawa has developed, promoted and produced concerts, special events and TV specials. Mr. Misawa and former partner legendary promoter Tom Hulett were responsible for an assortment of music concerts and events at venues as large as Japan's Tokyo Dome for leading artists such as Earth, Wind & Fire. Mr. Misawa produced the Hiroshima Peace Concert, with endorsements by the United Nations, Hiroshima City Council and Hiroshima Prefecture and "Joint '90" a concert for UNICEF. In addition, Mr. Misawa has produced Magic Specials featuring Hollywood Legend Tony Curtis and "No Holds Barred" fighting/sporting specials.

Over the past 10 years Mr. Misawa has been actively involved with the ownership and operations of one of Southern California's most prestigious recording studios in the business, the former CBS Recording Studio. Currently the studio is known in the industry as The Complex. Most recently, Mr. Misawa partnered with six-time Grammy award winner, Maurice White to start "Magnet Vision", an international record company and recording studio based in Santa Monica, California. Mr. Misawa also co-developed the "Sweet CD-ROM" magazine.

In addition to Mr. Misawa's multi faceted entertainment background, he has also served as a committee member on the Minamata environmental project headed by Mr. Hosokawa, the Governor of the Kumanoto Prefecture and former Prime Minister of Japan.

JOSEPH S. MUTO

Currently is Secretary, General Counsel, and a member of the Board of Directors of Mikasa, Inc. a New York Stock Exchange listed company. Mr. Muto received his Juris Doctor from Loyola University School of Law, Los Angeles and advises Mikasa's Executive Committee and other levels of management. Mr. Muto's responsibilities and management include all legal aspects of Mikasa's US and worldwide business. As a partner at Kelly Drye & Warren in Los Angeles prior to joining Mikasa, Mr. Muto represented domestic and multi-national manufacturing and distribution companies, trading companies, banks and other types of corporations in the United States, Asia and Europe. In addition, he was lead partner for various public and private financing, representing both lenders and borrowers; mergers and acquisitions of foreign and domestic companies, including Japanese, European and Canadian corporations; real estate acquisition and development projects involving industrial/commercial properties, hotels, as well as golf courses, both in the US and Europe.

FRED M. MEYER

For over 10 years, Mr. Meyer has been involved in the music industry with an emphasis in artist management, concert promotion and event merchandising. Prior to joining the MPEG Super Site team, Mr. Meyer was the founder and president of MGR Entertainment, an artist management and event-merchandising firm. Mr. Meyer was responsible for all day to day operations including negotiating with record companies, publishing companies, promoters and working with labels to create marketing, advertising and publicity campaigns. In addition, MGR Entertainment's merchandising division also handled the day to day operations for international touring artists and fund raising events, developed new products, forecasted pricing and administered road operations. Prior to forming MGR Entertainment, Mr. Meyer spent five years with Nederlander of California, a world famous concert and theatre promoter. At Nederlander Mr. Meyer's responsibilities included; deal structuring, talent buying and marketing strategy for the Arrowhead Pond (Anaheim), Greek Theatre (LA), Pantages Theatre (LA), Wilshire Theatre (LA), Henry Fonda Theatre (LA) and various other theatres in the LA area and surrounding regions.

BRUCE M. TOMIYAMA

For over 14 years, Mr. Tomiyama has held senior financial executive positions in private industry. Most recently as Vice President of Business Development for Gambit Entertainment, Inc., an international sales broker specializing in the entertainment industry. Mr. Tomiyama was responsible for creating opportunities between U.S. and Japan companies in the areas of multimedia, television and commercial endorsements.
Prior to that, Mr. Tomiyama was Senior Vice President and a Director of SNK Corporation of America, the U.S. subsidiary of SNK Corporation, Osaka, Japan, A billion dollar manufacturer of coin operated and consumer video games. Mr. Tomiyama was responsible for all domestic operations including finance, administration, sales, marketing and distribution. Mr. Tomiyama was the Chief Financial Officer of Moskatel's Inc., a large regional specialty retail chain. He was responsible for the day to day operations of the company's corporate office and distribution center. Mr. Tomiyama began his career with the international accounting firm of Deloitte & Touche.

DEAN KUIPERS

Mr. Kuipers past includes Culture & Political Editor of Raygun magazine, where he's written cover stories on Marilyn Manson, David Bowie, Neil Young, Iggy Pop, Smashing Pumpkins, Cypress Hill, the Rolling Stones and countless others. He is the co-author with Doug Aitken of "I Am A Bullet" (Crown Publishing), a nonfiction essay on the acceleration of global culture, available Spring 2000. As author of the 1997 graphics/pop culture book, Ray Gun Out Of Control (Booth-Clibborn Editions/Simon & Schuster Editions), he worked with contributors Bowie, REM's Michael Stipe, cyberpunk novelist William Gibson and the world's foremost graphic designers. Features researched from his lifetime interest in radical environmentalism, politics, art, and adventure have appeared in Playboy, Rolling Stone, Interview, Outside, Spin, I.D., i-D (London), Gear, LA Weekly, and many others. Mr. Kuipers has made four acclaimed short films with director Doug Aitken, and an extensive photo-text website collaboration called "Loaded 5x". His fiction is published in anthologies including Signs Of Life (Manic D Press) and the Black Ice Anthology.

RANDALL J. LANHAM, ESQ.

Current Chairman of PacificTradingPost.com, Inc. (OTC BB: PTRD), Mr. Lanham has been directly responsible for the launch and maintenance of several start-up companies, including Internet based retailers. Mr. Lanham is a business attorney is with particular expertise in securities, licensing, contracts and patent infringement as well as general corporate/business law. Mr. Lanham has represented clients in numerous arbitration proceedings before NASD. In addition, he has served as President and CEO of a multi-million dollar corporation with direct responsibilities for marketing and sales, strategic planning, business operations as well as all legal matters.

EDDIE WENRICK

During Mr. Wenrick's diverse thirty year career in the entertainment business he has served as Vice President of Epic Records, Director of A&R for Columbia Records and Vice President of New Business and Artist development for Jeff McCluskey and Associates, America's foremost radio promotion and marketing company. His experience also includes high profile successes in the fields of multi-platinum artist management and concert promotion. He has extensive experience in new business development and corporate bundling.

WAYNE THOMPSON

As an innovative independent contractor and corporate troubleshooter, Mr. Thompson focuses on both broad and specialized facets of the entertainment business, including artist management, corporate partnering, strategic alliances, theatrical production, facility programming, tour booking and corporate events.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Shares, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law.


FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes all material United States federal income tax consequences to U.S. Holders and Non-U.S. Holders of owning and disposing of the Shares. Hereinafter, the terms "U.S. Holder" and "Non-U.S. Holder" refer, respectively, to holders of Shares that are or are not classified as United States persons for United States federal income and estate tax purposes. A holder that does not know whether such holder is a U.S. person or Non-U.S. person should consult their own tax advisor.

     This discussion does not purport to deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. This discussion is limited to initial purchasers who hold the Shares as capital assets within the meaning of Section 1221 of the Code.

     This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a United States trade or business. Such Non-U.S.
Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules do apply. This discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note). This summary discusses the tax considerations applicable to the initial purchasers of the Shares who purchase the Shares at their "issue price" as defined in Section 1273 of the Code and does not discuss the impact of ownership of the Shares on subsequent owners.
The Company has not sought a ruling from the Internal Revenue Service ("IRS") with respect to the matters discussed herein and there is no assurance that the IRS will agree with this discussion or the conclusions stated herein.


     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX
ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.


U.S. HOLDERS

     GENERALLY. As used herein, the term U.S. Holder means a person who is considered to be a U.S. resident for federal income tax purposes, or a person who is considered to be domiciled in the U.S. for federal estate and gift tax purposes. A person other than a U.S. Holder is referred to herein as a Non-U.S. Holder.


     DISPOSITION OF SHARES. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount of cash and fair market value of other property received (except to the extent attributable to the payment of accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. With respect to non-corporate U.S. Holders, the gain or loss on such disposition of Shares will be a long-term capital gain or loss taxed if Shares have been held at the time of such disposition as capital assets for more than one year but not more than 18 months at a rate no higher than 28% or if held more than 18 months at a rate no higher than 20% and as a short-term capital gain or loss if the Shares have been held for not more than 12 months.


NON-U.S. HOLDERS

     GAIN ON DISPOSITION OF SHARES. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on gain realized on the disposition of a Note unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.

     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of Shares is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, such income will be subject to United States federal income tax at the same rates generally applicable to United States persons. Additionally, in the case of a non-U.S. Holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30%.
Effectively connected interest may be subject to withholding unless a properly completed IRS Form 4224 is delivered to the payor.


     ESTATE TAX. Shares held at the time of death by an individual Non-U.S. Holder will not be subject to United States estate tax, provided that at such time, (i) such Non-U.S. Holder did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (ii) the Shares were not held in connection with such Non-U.S. Holder's trade or business in the United States.

     TREATIES. Applicable treaties between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.


EXCHANGE OFFER

     For federal income tax purposes, the exchange of Old Shares for New Shares pursuant to the Exchange Offer will not result in recognition of gain or loss by U.S. Holders of Shares.


                            PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Shares received in exchange for Old Shares acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of one year after the Expiration Date or until all participating broker-dealers have so resold. Any such broker-dealer who intends to use this Prospectus in connection with the resale of New Shares received in exchange for Old Shares pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is such a broker-dealer.

     The Company will not receive any proceeds from the issuance of the New Shares offered hereby or from any sale of New Shares by broker-dealers. New Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Shares. Any broker-dealer that resells New Shares that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

     The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Shares in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Shares to be received in the Exchange Offer.


                                 LEGAL MATTERS

     The validity of the New Shares will be passed upon for the Company by Shawn F. Hackman, Esq., attorney at law.


                                    EXPERTS

     The Company's consolidated financial statements included herein, to the extent and for the periods indicated in their report, have been audited by Miller and McCollom, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     MPEG's consolidated financial statements included herein, to the extent and for the periods indicated in their report, have been audited by Kurt D. Saliger, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    MPEG SUPER SITE, INC.


Dated: September 30, 1999            By:/s/ Bruce M. Tomiyami
                                     Bruce M. Tomiyami, Chief Financial
                                     Officer, Treasurer Secretary
                                     and Director


                         SPECIAL POWER OF ATTORNEY

The undersigned constitute and appoint Bruce M. Tomiyami his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                   Date

By:/s/ Bruce M. Tomiyami      Chief Financial Officer     September 30, 1999
    Bruce M. Tomiyami         Treasurer, Secretary and
                              Director

By:/s/ Joseph S. Muto         President and Director      September 30, 1999
    Joseph S. Muto

By:/s/ Kunimitsu Misawa       Director                    September 30, 1999
   Kunimitsu Misawa

                               EXHIBIT INDEX

Exhibit       Description                                   Method of
Number                                                      Filing

10        Share Exchange Agreement                          See Below

24.1      Form of opinion re: legality of common stock      See Below
          rendered by Shawn F. Hackman, a P.C., Attorney at Law, and consent of counsel

24.2      Consent of Accountants                            See Below

25        Special Power of Attorney                         See
                                                            Signature Page

27        Financial Data Schedule                           See Below

                        INDEX TO FINANCIAL STATEMENTS

                            ROCKY MOUNTAIN POWER CO.
                         AND CONSOLIDATED SUBSIDIARIES

                             FINANCIAL STATEMENTS

                            June 30, 1999 and 1998

Description                                                 Page

Report of Independent Certified Public Accountants           F-2

Consolidated Financial Statements:

  Consolidated Balance Sheets                                F-3

  Consolidated Statements of Income                          F-4

  Consolidated Statement of Changes in                       F-5
  Stockholders' Equity

  Consolidated Statements of Cash Flows                      F-6

  Notes to Consolidated Financial Statements                 F-7 - F-11

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Rocky Mountain Power Co.
Englewood, CO   80112


We have audited the accompanying consolidated balance sheets of Rocky Mountain Power Co. and Consolidated Subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1999 and June 30,1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the financial position of Rocky Mountain Power Co. and Consolidated Subsidiaries as of June 30, 1999 and June 30, 1998, and the results of its operations, changes in stockholders' equity and its cash flows for the years ended June 30, 1999 and June 30, 1998, in conformity with generally accepted accounting principles.

                                     Miller and McCollom
                                     Certified Public Accountants
                                     7400 W. 14th Avenue
                                     Lakewood, Colorado   80215
                                     September 15, 1999

                            ROCKY MOUNTAIN POWER CO.
                         AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                   ASSETS
                                   ------

                                            June 30,       June 30,
                                              1999           1998

Current Assets:

Cash                                        $ 445,158      $   70,229
Certificates of purchase, real estate
  foreclosures (Note 3)                       197,247         799,801
Mortgage notes receivable, current
  portion (Note 3)                            111,108         301,574
Mortgage note receivable, related
   party (Note 3)                             139,079         139,079
Deferred income taxes receivable,
   current (Note 5)                             4,626           4,626
Sale proceeds receivable (Note 7)             246,500             -
Other                                          26,831          26,685
                                            ---------       ---------
  Total Current Assets                      1,170,549       1,341,994

Real estate, net of accumulated deprec-
 iation of $5,500 at June 30, 1999 and
 $4,000 at June 30, 1998 (Note 3)             234,817         244,317
Transportation equipment, net of
 accumulated  depreciation of $6,125
 at June 30, 1999 and $3,125 at
 June 30, 1998                                  8,875          11,875
Mortgage notes receivable, net of
 current portion (Note 3)                     795,356         814,010
Deferred income taxes receivable, net
 of current portion (Note 5)                   53,557          57,213
                                            ---------        ---------
TOTAL ASSETS                              $ 2,263,154      $ 2,469,409
                                            =========        =======

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                          $     8,158      $     6,931
Notes payable, current portion (Note 2)        10,005          318,519
Income taxes payable (Note 5)                  41,689           39,531
Deferred taxes payable, current
  portion (Note 5)                              2,104            1,621
Accrued expenses and other                     24,598           22,243
                                               ------          -------
  Total Current Liabilities                    86,554          388,845

Deferred taxes payable,
 long term (Note 5)                            27,595           35,906
Notes payable, net of current
 portion (Note 2)                               18,872          28,109
                                               -------         -------
TOTAL LIABILITIES                              133,021         452,860
                                               -------         -------
Stockholders' Equity:
Preferred stock, $25.00 par value,
200,000 shares authorized, none
issued & outstanding                              -               -
Common stock, $.05 par value, 100,000,000
 shares authorized, 608,917 shares issued
 and outstanding at June 30, 1999 and
 607,853 at June 30, 1998                       30,446         30,393
Additional paid-in capital                   1,614,435      1,610,988
Retained earnings                              485,252        375,168
TOTAL STOCKHOLDERS' EQUITY                   2,130,133      2,016,549
                                           -----------    -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                       $ 2,263,154    $ 2,469,409
                                           ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME

                                       Year Ended        YearEnded
                                        June 30,          June 30,
                                          1999              1998

Revenue:
Rent income                          $    7,960          $     26,557
Interest income                         150,261               157,838
Management fee income                      -                   38,350
Gain on the sale of real estate          43,570                97,174
Other income                              7,293                  -
                                       --------              --------
                                        209,084               319,919
                                       --------              --------
Expenses:
Property management fees                    660                15,591
Rent                                       -                   28,219
Depreciation                              4,500                12,250
Interest                                  3,163                47,401
Real estate taxes and insurance           3,677                 9,079
Repairs and maintenance                     229                 5,101
Professional fees                        28,119                21,487
Stock issued for services                 3,500                12,386
Other                                    14,902                30,876
                                         ------               -------
                                         58,750               182,390
                                        -------               -------
Net income before provision
 for income taxes                       150,334               137,529
                                        -------               -------
Provision for income taxes (Note 5):
Current                                  41,686                39,531
Deferred                                 (1,436)               (2,515)
                                        -------               -------
                                         40,250                37,016
                                        -------               -------
Net income                           $  110,084           $   100,513
                                       --------              --------
Per Share                            $      .18           $       .14
                                       ========              ========
Weighted Average Shares
 Outstanding                            608,917               721,364
                                       ========              ========

The accompanying notes are an integral part of the financial statements.

                       ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               From June 30, 1997 through June 30, 1999


                           Common      Stock     Paid-in   Retained
                           No./Shares  Amount    Capital   Earnings  Total
                           ----------  ------    -------   -------   -------

Balance at June 30, 1997  $ 749,742  $ 37,487 $2,065,234 $274,655  $2,377,376
Common stock issued           3,873       194     12,192      -        12,386
Common stock cancelled     (145,762)   (7,288)  (466,438)     -      (473,726)
Net income for the year
ended June 30, 1998            -         -          -      100,513    100,513
                           --------   -------  ---------   -------  ---------
Balance at June 30, 1998    607,853    30,393  1,610,988   375,168  2,016,549
Common stock issued           1,064        53      3,447      -         3,500
Net income for the year
ended June 30, 1999            -         -          -      110,084    110,084
                            -------  --------  ---------  --------  ---------
Balance at June 30, 1999    608,917  $ 30,446 $1,614,435  $485,252 $2,130,133
                            =======  ========  =========  ========  =========










The accompanying notes are an integral part of the financial statements.

                      ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          Year ended         Year ended
                                          June 30,           June 30,
                                          1999                1998
Cash Flows Operating Activities:

Net income                               $  110,084         $   100,513
Depreciation                                  4,500              12,250
Stock issued for services                     3,500                 -
Increase in income taxes payable              2,158              23,371
(Decrease) in deferred income
  taxes payable                              (4,172)             (2,515)
Increase in accounts payable and accrued
expenses                                      3,582               8,293
(Gain) on sale of assets                        -               (78,947)
                                           --------             -------
Net Cash Provided by Operating Activities   119,652              62,965
                                           --------             -------
Cash Flows from Investing Activities:
(Increase) in sales proceeds receivable    (246,500)               -
Collection of (Investments in)
   certificates  of purchase                602,554           (233,224)
Collection of notes receivable              485,666            564,554
(Investment) in mortgage notes receivable  (276,546)          (255,240)
Disposition of real estate                    8,000             37,877
Other                                          (146)           154,273
                                           --------           --------
Net Cash Provided by Investing Activities   573,028            268,240
                                           --------           --------
Cash Flows from Financing Activities:
Common stock issued and additional
 paid-in capital                               -                12,386
(Repayment) of notes payable                 (7,851)        (1,282,793)
Loan from bank                            2,565,004               -
(Repayment) of loan from bank            (2,774,904)              -
(Repayment) of loan from related party     (100,000)          (150,000)
                                          ---------           --------
Net Cash Provided by
 Financing Activities                      (317,751)        (1,420,407)
                                          ---------          ---------
Increase (decrease) in Cash                 374,929         (1,089,202)
Cash, Beginning of Period                    70,229          1,159,431
                                          ---------          ---------
Cash, End of Period                      $  445,158        $    70,229
                                          =========         ==========
Interest Paid                            $    3,163        $    47,401
                                          =========         ==========
Income Taxes Paid                        $   42,846        $    16,122
                                          =========         ==========


The accompanying notes are an integral part of the financial statements.

                       ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       June 30, 1999 and 1998

(1)  Summary of Accounting Policies

This summary of significant accounting policies of Rocky Mountain Power Co. (RMPC) and its wholly-owned subsidiary, Prime Rate Income & Dividend Enterprises, Inc. (PRIDE) and
Birch Branch, Inc., and GAP Enterprises, Inc., wholly-owned subsidiaries of PRIDE is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

(a)  Organization and Principles of Consolidation

The consolidated financial statements include the accounts of the companies listed above. The Company is principally in the real estate ownership and rental business. The Company also invests in mortgage notes receivable and certificates of purchase related to real estate foreclosures. All intercompany account balances have been eliminated in the consolidation. The Company has selected June 30 as its year end.

(b)  Per Share Information

Per share information is based upon the weighted average number of shares outstanding during the period.

(c)  Investment in Real Estate and Related Depreciation

The Company's investments in rental real estate are carried at cost, net of accumulated depreciation. Depreciation on rental real estate is being computed using the straight-line method over estimated useful lives of 40 years. Major renovations are capitalized. Repairs and maintenance costs are expensed as incurred.

(d)  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1999 and 1998


(1)  Summary of Accounting Policies, Continued

(e)  Geographic Area of Operations and Interest Rates

The Company owns properties principally in California, Nebraska, North Dakota, Florida and Arkansas. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company's business is principally in four areas, this concentration of operations results in an associated risk and uncertainty.

(f)  Provision for Deferred Income Taxes

Timing differences exist related to recognition of gains on sale of real estate for income tax purposes and financial reporting purposes. Income tax regulations allow the use of the installment method for reporting sales of assets. The Company has provided a deferred income tax provision for this timing difference.

(2)  Notes Payable

As of June 30, 1999 the Company had outstanding $28,877 on a note payable bearing interest at 15%. Maturities of this note payable is summarized as follows:

Year ending June 30,
             2000                  $   10,005
             2001                      11,614
             2002                       7,258
             2003                           -
   Thereafter                               -
            Total                  $   28,877

This note is due in monthly installments of $1,129 through December, 2002. This note is not collateralized by any assets of the Company. Also included in notes payable at June 30, 1998, was $209,900 payable to a bank collateralized by certain mortgage notes receivable and certificates of purchase. This note was paid in full during the year ended June 30, 1999. The terms of the bank loan are more fully disclosed in Note 6. In addition, the Company had a $100,000 note payable to a shareholder which was uncollateralized and was paid in full during the year ended June 30, 1999.

                      ROCKY MOUNTAIN POWER CO.
                   AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        June 30, 1999 and 1998


(3)  Concentration of Credit Risk

The Company's material concentration of credit risk consists principally of investments in mortgage loans and certificates of purchase. The Company's investments in mortgage loans are collateralized principally by first or second deeds of trust on real estate located primarily in Colorado, Arizona and California.

At June 30, 1999, the Company had seven mortgage loans receivable from one individual totaling approximately $87,243. The loans as a percentage of value were approximately 90% at the time of sale. The Company also had seventeen mortgage loans receivable from another individual totaling approximately $565,497. The second individual's loans as a percentage of value were approximately 100% at the time of sale but, as additional collateral for the loans receivable from this individual, the Company has a junior
lien on another property owned by this individual.   The
weighted average interest rate on mortgagee notes receivable is approximately 8% per annum with monthly repayment terms being amortized over periods up to twenty years.

The Company has one investment in a foreclosure certificate of purchase totaling $197,247 as of June 30, 1999. This certificate of purchase entitles the Company to receive interest at the original foreclosed mortgage loan rate over the redemption period, which is generally 75 days, or title to the property if not redeemed within the redemption period. The interest rate on the Company's investment in certificate of purchase was 30%.
Subsequent to June 30, 1999, the Company obtained title to the property that was subject to the certificate of purchase.

Effective March 31, 1998, the Company sold its investment in a health club/racquetball building to the shareholder that originally contributed the property for stock. The gross proceeds to the Company were 145,762 shares of the Company's common stock and a mortgage note receivable of $139,079 collateralized by the property. This note bears interest at 8% per annum and is totally due on March 31, 2000. The Company recognized a gain on this sale of $78,947. The shares of stock returned to the Company were recorded at net book value, cancelled and returned to authorized but unissued stock.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its temporary cash investments with financial institutions. As of June 30, 1999, the Company had a concentration of credit risk since it had temporary cash investments in bank accounts totalling $309,112 in excess of the FDIC insured amounts.

                      ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1999 and 1998

(4)  Fair Value Financial Instruments

As of June 30, 1999, the Company had various investments in long term mortgage notes receivable and was obligated under various mortgage notes payable. Management believes that the fair value of these financial instruments does not materially differ from the carrying value of these notes based upon discounting at current market rates of interest.

(5)  Income Taxes

A reconciliation between the expected income tax provision computed at a federal statutory rate of 39% and the actual income tax provision follows:

                                           Year             Year
                                           Ended            Ended
                                           June 30,         June 30,
                                           1999             1998

Expected income tax                   $    58,630        $    53,636
Graduated tax brackets                    (16,750)           (16,750)
Benefit of utilization of net
 operating loss carryover                  (4,626)            (4,626)
State tax net of federal
 benefit                                    4,584              4,194
Other, net                                 (1,588)               562
                                          -------            -------
                                      $    40,250        $    37,016
                                          =======            =======

The tax effects of temporary differences that give rise to the deferred tax liability at June 30, 1999 follow:

Installment sale reporting              $  29,699
less current portion                       (2,104)
                                         --------
                                        $  27,595
                                         ========

The change in the deferred tax liability during the year ended
June 30, 1999 was $8,311.

As of June 30, 1999 RMPC had $58,183 of deferred tax assets related to net operating loss carryovers. RMPC had useable loss carryovers of approximately $200,000 at the time of the business combination, expiring in various years through the year 2017. Due to a change in ownership of RMPC the net operating loss carryover has been reduced from approximately $540,000 to approximately $200,000, of which $24,750 has been utilized by he Company since the change of ownership.

                      ROCKY MOUNTAIN POWER CO.
                    AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1999 and 1998

(6)  Notes Payable, Bank

As of June 30, 1999, the Company had a line of credit from a bank of $1,500,000.

The Company's President has personally guaranteed the total
$1,500,000 balance of the notes payable and has assigned to the bank a life insurance policy with a $500,000 death benefit as additional collateral.

The Company has agreed to provide annual audited financial statements to the bank. The terms of the loan agreement require that the Company maintain a debt to tangible net worth ratio not to exceed one to one, a debt service coverage ratio of greater than 1.25 to one and a current ratio of greater than one to one.

The line of credit is collateralized by certain real estate mortgage notes receivable and certificates of purchase, and bears interest at .5% over prime plus has an annual fee of .5% of the total amount of the line. The line of credit is subject to annual renewal and is due in December, 1999. At June 30, 1999, the Company had no outstanding borrowing on this line of credit.

(7)  Sale Proceeds Receivable

Effective June 30, 1999, the Company sold a real estate property resulting in a receivable of $246,500. During July, 1999 the Company received the $246,500 in cash.

(8)  Year 2000 Compliance

The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Company has assessed these issues as they relate to the Company, and since the Company currently has no operating business and does not use any computers, and since it has no customers or supplier, it does not believe that there are any material year 2000 issues to disclose in this Report.

                              SIGNATURES


In accordance with Section 13 of 15(d) of the Securities Exchange
Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)            ROCKY MOUNTAIN POWER CO.
(Date)                  September 22, 1999
By:(Signature)          /s/ Michael L. Schumacher
(Name and Title)        Michael L. Schumacher
                        President, Chief Executive Officer and
                        Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature                   Capacity                               Date

 /s/ Michael L. Schumacher  President, Chief Executive Officer     9/22/99
     Michael L. Schumacher  and Chief Financial Officer

 /s/ George A. Powell       Vice President and Director
     George A. Powell


 /s/James Phelps             Secretary and Director
    James Phelps


 /s/ Robert S. Benham        Director
     Robert S. Benham


 /s/ Peter Porath            Director
     Peter Porath

 /s/ Robert F. Moreland      Director
     Robert F. Moreland


 /s/ Norman L. Horsfield     Director
     Norman L. Horsfield

                     INDEX TO FINANCIAL STATEMENTS

                           MPEG SUPER SITE, INC.




Part I.  Financial Information

     Item I.  Financial Statements

              Balance Sheets as of June 30, 1999
              and December 31, 1998                             2

              Statement of Operations, Three Months
              Ended June 30, 1999                               3

              Statement of Operations, Six Months
              Ended June 30, 1999                               4

              Statement of Cash Flows, Six Months
              Ended June 30, 1999                               4

              Notes to Financial Statements                     5

     Item 2.  Management's Discussion and Analysis of
              Financial Conditions and Results of
              Operations                                        6

Part II.  Other Information                                     7

                              MPEG SUPER SITE, INC.

                                 BALANCE SHEETS
                                  (Unaudited)

                                     ASSETS

                                       June 30          December 31
                                         1999              1998
                                     ------------       -----------

Current Assets
  Cash                               $       642         $    2,227
                                     -----------         ----------
  Total Current Assets                       642              2,227

Organization costs,
  net of amortization                      5,635              6,440
                                     -----------         ----------

  Total Assets                       $     6,277         $    8,667
                                     ===========         ==========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                        250                 -
                                     -----------        ----------
  Total Current Liabilities                  250                 -
                                     -----------        ----------

Stockholders' Equity:
Preferred Stock, no par value,
   5,000,000 shares authorized
   none issued and outstanding                -                 -
Common Stock, no par value,
   100,000,000 shares authorized
   2,000,000 shares issued and
   outstanding                           12,050            12,050
Additional paid-in capital                5,400             3,600
Accumulated deficit                     (11,423)           (6,983)
                                    -----------        ----------
Total Stockholders' Equity                6,027             8,667
                                              -----------      --
--------

Total Liabilities and Stockholders' Equity    $     6,277      $
8,667
                                              ===========
==========


The accompanying notes are an integral part of the financial statements.

                             MPEG SUPER SITE, INC.

                           STATEMENT OF OPERATIONS
                                (Unaudited)

                      Three Months Ended June 30, 1999



Revenues                                              $         -
                                                      -----------

Operating Expenses:
     Amortization                                             402
     Professional fees                                        632
     Rent                                                     300
     Other                                                     20
                                                      -----------
       Total Operating Expenses                             1,354
                                                      -----------

Net Loss                                              $    (1,354)
                                                      -----------

Per Share                                             $       nil
                                                      ===========

Weighted Average Number of Shares Outstanding           2,000,000
                                                      ===========




















The accompanying notes are an integral part of the financial statements.

                             MPEG SUPER SITE, INC.

                           STATEMENT OF OPERATIONS
                                (Unaudited)

                        Six Months Ended June 30, 1999



Revenues                                              $         -
                                                      -----------

Operating Expenses:
     Amortization                                             805
     Professional fees                                      2,545
     Rent                                                     600
     Advertising                                              457
     Other                                                     33
                                                      -----------
       Total Operating Expenses                             4,440
                                                      -----------

Net Loss                                              $    (4,440)
                                                      -----------

Per Share                                             $       nil
                                                      ===========

Weighted Average Number of Shares Outstanding           2,000,000
                                                      ===========




















The accompanying notes are an integral part of the financial statements.

                             MPEG SUPER SITE, INC.

                           STATEMENT OF CASH FLOWS
                                (Unaudited)

                       Six Months Ended June 30, 1999



Cash Flows from Operating Activities:
     Net (loss)                                        $   (4,440)
     Amortization                                             805
     Increase in accounts payable                             250
                                                       ----------

  Net Cash (Used in) Operating Activities                  (3,385)
                                                       ----------


Cash Flows from Investing Activities                            -
                                                       ----------

Cash Flows from Financing Activities:
     Increase in additional paid-in capital                 1,800
                                                       ----------

  Net Cash Provided by Financing Activities                 1,800
                                                       ----------

(Decrease) in Cash                                         (1,585)

Cash, Beginning of Period                                   2,227
                                                       ----------

Cash, End of Period                                    $      642
                                                       ==========

Interest Paid                                          $        -
                                                       ==========

Income Taxes Paid                                      $        -
                                                       ==========







The accompanying notes are an integral part of the financial statements.

                             MPEG SUPER SITE, INC.

                        NOTES TO FINANCIAL STATEMENTS
                          June 30, 1999 (Unaudited)


(1)   Condensed Financial Statements

The financial statements included herein have been prepared by MPEG Super Site, Inc. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and MPEG Super Site, Inc. believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the December 31, 1998 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respect's dependent upon the facts that will exist, and procedures that will be accomplished by MPEG Super Site, Inc. later in the year.

The management of MPEG Super Site, Inc. believes that the accompanying unaudited condensed financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

                                   ITEM 2

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


MPEG Super Site, Inc. (the "Company") was organized as a Colorado corporation under the name of Copper Capital, Inc. on December 5, 1996, in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

On July 14, 1999, the Company completed the acquisition of 100% of the outstanding common stock of MPEG Super Site, Inc., a Nevada corporation ("MPEG"), in exchange for 7,000,000 shares of the Company's common stock (approximately 58.3% of the shares now outstanding).

At June 30, 1999, the Company had no material commitments for capital expenditures.

                         PART II. OTHER INFORMATION

Item 1.  Legal Proceedings

         None.

Item 2.  Changes in Securities

         None.

Item 3.  Defaults upon Senior Securities

         None.

Item 4.  Submission of Matters to a Vote of Security Holders

         None.

Item 5.  Other Information

         None.

Item 6.  Exhibits and Reports on Form 8-K

         None.

                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   MPEG SUPER SITE, INC.



Date: September 30, 1999           By:/s/ Bruce M. Tomiyami
                                          Bruce M. Tomiyami,
                                          Chief Financial Officer,
                                          Treasurer, Secretary and
                                          Director